Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-235766

Prospectus Supplement No. 3

(To Prospectus dated October 16, 2020,

as amended by Prospectus Supplement No. 1 dated October 19, 2020 and

Prospectus Supplement No. 2 dated December 1, 2020)

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
OF MONOCLE ACQUISITION CORPORATION
AND
PROSPECTUS FOR 40,247,500 SHARES OF COMMON STOCK AND 17,967,500 WARRANTS TO
PURCHASE COMMON STOCK
OF
MONOCLE HOLDINGS INC.
(TO BE RENAMED AERSALE CORPORATION)

This is Prospectus Supplement No. 3 (this “Prospectus Supplement”) to our Prospectus, dated October 16, 2020 (the “Prospectus”), as amended by Prospectus Supplement No. 1, dated October 19, 2020 and Prospectus Supplement No. 2, dated December 1, 2020, relating to our Special Meeting for the purpose of voting on Monocle’s proposed Business Combination with AerSale. Terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is being filed to include the information set forth in Monocle’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on December 11, 2020, which announces that the Special Meeting will be recovened on December 21, 2020, at 10:00 a.m., Eastern Time, at the offices of Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, 39th Floor, New York, NY 10281.

The information contained in this Prospectus Supplement updates and supplements, and should be read together with, the Prospectus, as supplemented from time to time.

Whether or not you plan to attend the Special Meeting, we urge all of Monocle’s stockholders to read the Prospectus, including the Annexes and the accompanying financial statements of Monocle and AerSale, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 54 of the Prospectus.

The Board has unanimously approved and adopted the Merger Agreement and unanimously recommends that our stockholders vote “FOR” all of the proposals presented to Monocle stockholders at the Special Meeting. When you consider the Board recommendation of these proposals, you should keep in mind that directors and officers of Monocle have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” in the Prospectus.

Pursuant to the Monocle Charter, Monocle’s public stockholders have redemption rights in connection with the Business Combination. In order to redeem their shares of common stock for cash, Monocle’s public stockholders must (i) (a) hold public shares or (b) hold public shares through units and elect to separate their units into the underlying public shares and public warrants prior to exercising their redemption rights with respect to the public shares; and (ii)  prior to 5:00 p.m., Eastern Time, on December 18, 2020, (a) submit a written request to Continental Stock Transfer & Trust Company, Monocle’s transfer agent, that Monocle redeem their public shares for cash and (b) deliver their public shares to the Transfer Agent, physically or electronically through Depository Trust Company. Monocle public stockholders should carefully refer to the Prospectus for the requirements and procedures of redemption.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is December 11, 2020.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2020

MONOCLE ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38801	82-1751907
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Lexington Avenue, Suite 1501
New York, NY 10022

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 446-6981

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Common Stock and one redeemable Warrant	MNCLU	The Nasdaq Stock Market LLC
Common Stock, par value $0.0001 per share	MNCL	The Nasdaq Stock Market LLC
Redeemable warrants, each warrant exercisable for one share of Common Stock at an exercise price of $11.50	MNCLW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Monocle Acquisition Corporation, a Delaware corporation (the “Company” or “Monocle”), will reconvene its special meeting of stockholders (the “Special Meeting”) relating to the previously announced proposed business combination (the “Business Combination”) with AerSale Corp., a Delaware corporation (“AerSale”) on December 21, 2020, at 10:00 a.m., Eastern Time, at the offices of Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, 39th Floor, New York, NY 10281. The Special Meeting was originally convened on November 4, 2020 and adjourned, without conducting any business. At the Special Meeting, the Company’s stockholders of record as of December 1, 2020 (the “Record Holders”) will vote on the proposals described in the proxy statement filed with the Securities and Exchange Commission on October 16, 2020, including a proposal on the Business Combination.  The Notice of Special Meeting that will be mailed to the Record Holders is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Important Information About the Business Combination and Where to Find It

In connection with the proposed Business Combination, Monocle Holdings Inc., a Delaware corporation and a subsidiary of the Company, has filed a prospectus, which includes a definitive proxy statement of Monocle. Monocle has mailed a definitive proxy statement/prospectus and other relevant documents to its stockholders. MONOCLE’S STOCKHOLDERS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN FILED IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION, AS THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT AERSALE, MONOCLE AND THE PROPOSED BUSINESS COMBINATION. The definitive proxy statement/prospectus and other relevant materials for the proposed Business Combination have been mailed to stockholders of Monocle as of a record date of September 28, 2020 for voting on the proposed Business Combination. Stockholders will also be able to obtain copies of the definitive proxy statement/prospectus and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov.

Participants in the Solicitation

Monocle and AerSale and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of Monocle’s stockholders in connection with the proposed Business Combination. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed Business Combination of Monocle’s directors and officers in Monocle’s filings with the SEC, including Monocle’s Form S-1 registration statement, which was declared effective by the SEC on February 6, 2019. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Monocle’s stockholders in connection with the proposed Business Combination is set forth in Monocle’s definitive proxy statement, filed with the SEC on October 15, 2020, and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Monocle Acquisition Corporation, 750 Lexington Avenue, Suite 1501, New York, NY 10022.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Monocle’s and AerSale’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Monocle’s and AerSale’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Monocle’s and AerSale’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Amended and Restated Merger Agreement or could otherwise cause the Business Combination to fail to close; (2) the outcome of any legal proceedings that may be instituted against Monocle and AerSale following the announcement of the Amended and Restated Merger Agreement and the Business Combination; (3) the inability to complete the Business Combination, including due to failure to obtain approvals from the stockholders of Monocle and AerSale or other conditions to closing in the Amended and Restated Merger Agreement; (4) the inability to obtain or maintain the listing of the shares of common stock of the post-acquisition company on The Nasdaq Stock Market following the Business Combination; (5) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (6) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (7) costs related to the Business Combination; (8) changes in applicable laws or regulations; (9) the possibility that AerSale or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks and uncertainties indicated from time to time in the proxy statement/prospectus relating to the Business Combination, including those under “Risk Factors” therein, and in Monocle’s other filings with the SEC. Monocle cautions that the foregoing list of factors is not exclusive. Monocle further cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Monocle does not undertake to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based unless required to do so under applicable law.

No Offer or Solicitation

This Current Report on Form 8-K is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Business Combination and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Notice of Special Meeting, dated December 11, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONOCLE ACQUISITION CORPORATION

By:	/s/ Eric J. Zahler
	Name:	Eric J. Zahler
	Title:	President and Chief Executive Officer

Dated: December 11, 2020

Exhibit 99.1

Monocle Acquisition Corporation
750 Lexington Avenue, Suite 1501
New York, New York 10022

NOTICE OF SPECIAL MEETING OF
STOCKHOLDERS OF MONOCLE ACQUISITION CORPORATION

To be reconvened on December 21, 2020

To the Stockholders of Monocle Acquisition Corporation:

The previously announced special meeting of stockholders (the “Special Meeting”) of Monocle Acquisition Corporation (“Monocle”) was originally convened on November 4, 2020 and adjourned, without conducting any business. Monocle previously sent a proxy statement and notice of Special Meeting to ask for your vote on important proposals related to Monocle’s previously announced proposed business combination (the “Business Combination”) with AerSale Corp., a Delaware corporation (“AerSale”).

NOTICE IS HEREBY GIVEN that Monocle will reconvene the Special Meeting on December 21, 2020, at 10:00 a.m., Eastern Time, at the offices of Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, 39th Floor, New York, NY 10281. At the Special Meeting, the Company’s stockholders will vote on the proposals described in the proxy statement filed with the Securities and Exchange Commission on October 16, 2020 (the “Proxy Statement”), including the proposal to approve and adopt the Amended and Restated Plan of Merger, dated as of September 8, 2020, by and among Monocle and AerSale, among other affiliated parties, and the Business Combination. Detailed information about the Special Meeting and the proposal can be found in the Proxy Statement previously mailed to stockholders. Stockholders will also be able to obtain copies of the Proxy Statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov. We urge you to read carefully the Proxy Statement in its entirety, including the Annexes and accompanying financial statements of Monocle and AerSale.

The record date for the Special Meeting is December 1, 2020. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. A proxy for voting your shares at the Meeting is enclosed. The shares represented by each valid proxy received in time will be voted at the meeting as specified.

Pursuant to the Monocle’s amended and restated certificate of incorporation (the “Monocle Charter”), we are providing our public stockholders with the opportunity to redeem, upon the consummation of the Business Combination, public shares then held by them for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account (the “Trust Account”) established in connection with our initial public offering (“IPO”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The per-share amount we will distribute to investors who properly redeem their public shares will not be reduced by the transaction expenses incurred in connection with the Business Combination. For illustrative purposes, as of September 30, 2020, the estimated per share redemption price would have been approximately $10.264. Public stockholders may elect to redeem their shares even if they vote “FOR” the Business Combination.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i) (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii) prior to 5:00 p.m., Eastern Time, on December 18, 2020, (a) submit a written request to Continental Stock Transfer & Trust Company, Monocle’s transfer agent (the “Transfer Agent”), that Monocle redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through Depository Trust Company.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of common stock included in the units sold in our IPO. We have no specified maximum redemption threshold under the Monocle Charter, other than the aforementioned 15% threshold, except that in no event will we redeem shares of our common stock in an amount that would cause our net tangible assets to be less than $5,000,001. Each redemption of public shares by our public stockholders will reduce the amount in our Trust Account. Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in this proxy statement/prospectus assumes that none of our public stockholders exercise their redemption rights with respect to their public shares.

Our Initial Stockholders, officers and other directors have agreed to vote any shares of Monocle common stock held by them (the “Founder Shares”) and any public shares purchased during or after our IPO in favor of the Business Combination. Currently, our Initial Stockholders own approximately 82.2% of our issued and outstanding shares of common stock, including all of the Founder Shares. Additionally, our Initial Stockholders, current officers and other current directors have agreed to waive their redemption rights with respect to any shares of our common stock they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

The Business Combination is conditioned on the approval of certain proposals at the Special Meeting, as further described in the Proxy Statement. It is important for you to note that in the event that such proposals do not receive the requisite vote for approval, then Monocle will not consummate the Business Combination. In the event Monocle does not consummate the Business Combination and fails to complete an initial business combination by February 11, 2020, Monocle will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public stockholders. Monocle’s board of directors unanimously recommends that you vote “FOR” each of the proposals.

By Order of the Board of Directors,

/s/ Sai S. Devabhaktuni
Sai S. Devabhaktuni Chairman of the Board of Directors

New York, New York December 11, 2020

This notice was mailed by Monocle on or about December 11, 2020.